Exhibit 99.1

9420 SANTA ANITA AVENUE RANCHO CUCAMONGA, CA 91730-6117 (909) 987-0550 Corp. Office: (800) 538-3091 Fax: (909) 987-0490 http://www.pacertechnology.com

[LOGO OF PACER® TECHNOLOGY ]

Contact: Rick Kay, Chairman & Chief Executive Officer

(909) 987-0550

ACQUISITION PROPOSAL FROM CYAN INVESTMENTS, LLC EXTENDED;

HOULIHAN LOKEY HOWARD & ZUKIN SELECTED AS FINANCIAL ADVISOR

TO SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

RANCHO CUCAMONGA, Calif., April 22, 2003; Pacer Technology (Nasdaq: PTCH—News) today announced that CYAN Investments, LLC (“CYAN”), which made a proposal to acquire all of the shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash, has extended the expiration date of its acquisition proposal from April 23 to May 23, 2003, but has reserved the right, in its discretion, to withdraw that offer sooner.

As previously reported, Pacer’s Board of Directors has designated a Special Committee to act on behalf of the Company to review the CYAN Group’s proposal and consider the courses of action that might be available to Pacer. The members of the Special Committee are Carl Hathaway and Jack Hockin II, neither of whom have ever been an officer or employee of the Company. The Special Committee has engaged Houlihan Lokey Howard & Zukin as its financial advisor to assist it with its review and in assessing the appropriate course of action that is in the best interests of Pacer and its shareholders (other than CYAN).

The Company cautions its’ shareholders and others considering trading in the Company’s shares, that the Special Committee has just begun the process of considering the CYAN proposal; no decisions whatsoever have been made by the Special Committee or Board of Directors with respect to the Company’s response, if any, to that proposal; and the Special Committee and Board of Directors will proceed in a timely and orderly manner to consider the proposal and its implications.

About Pacer Technology

Pacer Technology (Nasdaq: PTCH—News) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITE™ and other well known branded products.